Exhibit 99.1

GRAIN BIN/3rd BAY APPROACH: One of the things we try to do is listen to our customers concerns and suggestions. We also pride ourselves in being able to unload at a rapid pace and minimize the time it take to unload grain at the facility. Well, we've been listening! We will be adding an approach to one of our railroad bays to allow DDGS trucks to be loaded away from the truck dump pits and get the DDGS trucks out of the corn lines. What this will do is give us full time access for corn trucks to 2 pits. In the past we had to close one pit as we loaded DDGS into trucks. The approach into the 3rd bay will make it possible to dump corn uninterrupted and still be able to accommodate our DDGS customers. We expect this to benefit both commodities and make our unloading and loading much more efficient and reduce the time you spend in line. Additionally, we plan to construct a new grain bin this summer. We expect the bin will have a capacity of roughly 725,000 bushels and will make it much easier to manage traffic flow, unload time and give us much more flexibility in accommodating your delivery schedules. We believe these changes will allow us to manage inventories better and be more efficient, and as a result, we expect to be able to service you better with more flexible hours, give us more storage capacity and hopefully provide you with better delivery options. CORN OIL LEGAL ACTION: Cardinal was named in a patent infringement lawsuit filed Feb. 11, 2010 by GS Cleantech Corp. ("Greenshift"). Greenshift alleges that our corn oil extraction process infringes a patent that Greenshift obtained for a process to extract corn oil. As you may know, we use ICM's equipment to extract corn oil from our process. ICM has agreed to defend Cardinal in this lawsuit at its expense. In fact, Greenshift has filed numerous lawsuits all over the country against at least 13 different companies and ethanol producers. The cases are all in the early stages of litigation and have not gotten into the merits of Greenshift's allegations of infringement. Cardinal, through ICM, will vigorously defend this lawsuit and the corn oil extraction process we use. We also plan to challenge the validity of Greenshift's patent. We expect all of this, however, will take more than a year to resolve. In the meantime, you may see press releases and other publicity from Greenshift about this lawsuit and the many others it has filed around the country. Please be aware that Cardinal has chosen not to respond to every public release from Greenshift and will not engage in a battle of words through the media. We are confident ICM will provide an aggressive defense of Cardinal (and several others named in the suit) and look forward to a favorable resolution of the lawsuit. CORN TESTING PROCEDURES: The 2009 corn crop has been a challenge in regards to damage and toxins. We expect this the issue to be present most the rest of the season. We hope this year's crop will be more manageable but in the meantime we will continue to test for vomitoxin and provide you with the most equitable procedure and process with the minimum amount of waiting. We would like to remind you of the procedures in place at Cardinal Ethanol. When you deliver corn to the plant we will take a sample of every load you deliver and compile it in a composite sample. We are not asking you to wait for immediate results but rather speed you along to the dump. Our process will then be to run the composite samples at the end of the day. The composite grade will serve as your grade for the loads you delivered that day. Uncommonly high results will be retested for accuracy and confirmation to ensure you are getting the fairest and most accurate grade. CO2: Cardinal has entered into an agreement with EPCO for the purchase of our CO2. EPCO is constructing a plant on our site that will capture approximately 150 tons of raw CO2 a day. CO2 can be used for many applications and we expect the quality of CO2 from the plant to be such that it will most likely be used within the food and beverage industries. Construction is well underway and the goal is to have the CO2 facility ready for production by June 1, 2010. If additional markets are established, we anticipate that we will have the capability to double the size of the CO2 facility. A successful person is one who can lay a firm foundation with the bricks that others throw at him or her. ~David Brinkley Newsletter May 2010

Fueling Energy Independence Contact Information: Email: hcraig@cardinalethanol.com Phone: 765-964-3137 Fax: 765-964-3349 Website: www.cardinalethanol.com Cardinal Ethanol, LLC 1554 N. 600 E. Union City, Indiana 47390 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This communication contains forward looking statements regarding future events, future business operations or other future prospects. These forward looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Cardinal Ethanol disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise. Certain of these risk and uncertainties are described in our filings with the SEC which are available at the SEC's website at www.sec.gov. For More Ethanol Information Go To: www.growthenergy.org www.ethanolrfa.org www.drivingethanol.org www.e85fuel.com www.ethanol.org http://ethanol-news.newslib.com/ www.ethanolmarket.com NEW CFO: We recently hired a new CFO at Cardinal Ethanol. Bill Dartt has been with us for a couple months now. Bill has previous experience in the ethanol industry as a controller. Bill's background includes experience in Public Accounting and Auditing as well as hands on experience in financial management in the production and manufacturing environment as Vice President of Finance and CFO. Bill is a CPA in Ohio where he maintains his accreditations. Bill has a Bachelor of Business Administration degree from Mount Vernon Nazarene University and an Associate's Degree in Applied Business Technology - Accounting. NEW GRAIN BUYER: We have added a new grain buyer to help facilitate your needs. Deryl Wilson is our newest addition and will be available to accommodate your questions on prices, provide market updates and facilitate your corn sales. The addition of Deryl will allow us to provide you better access to our buyers and hopefully develop better relationships. Deryl grew up on a dairy farm near Greensfork, IN. He attended Hagerstown High School and graduated from Purdue University in Agronomy. Previously, Deryl worked for 9 years at Harvestland Co- op in Seven Mile, OH. Deryl has experience in mine reclamation and has worked in the sales field for the National Federation of Independent Business. He currently owns a lawn care business that is operated near his home in Eaton, OH.